Putnam New York Tax Exempt Income Fund 030 Semiannual 5/31/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:


72DD1 	Class A 		 $22,633
		Class B		     577
		Class C		     551

72DD2	Class M		      38
		Class Y			 28


73A1		Class A		 $0.180375
		Class B		  0.155127
		Class C	       0.149582

73A2		Class M		  0.169273
		Class Y		  0.188737

74U1		Class A		  125,384
		Class B		    3,425
		Class C		    3,834

74U2		Class M		      222
		Class Y			 164

74V1		Class A			$8.10
		Class B			 8.09
		Class C			 8.10

74V2		Class M			 8.11
		Class Y			 8.11



Item 61  Open end funds only

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.